UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 15, 2008

HILL INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33961	20-0953973
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

303 Lippincott Centre, Marlton, NJ	08053
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (856) 810-6200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

On February 15, 2008, Hill International, S.A., a wholly-owned subsidiary of Hill International, Inc. (the “Registrant”), acquired 60% of the outstanding capital stock of Gerens Management Group, S.A. (“Gerens”), a Spanish-headquartered firm that provides project management services on major construction projects throughout Spain as well as in Western Europe and Latin America. The consideration paid by Hill International S.A. was €10.8 million ($15.8 million) in cash. The remaining minority stockholders of Gerens, who own 40% of the company, consist of Gerens’ Managing Director as well as a group of Spanish savings banks. Gerens, which has about 250 employees, plans to immediately change its name to Gerens Hill International, S.A.

Gerens is headquartered in Madrid and has additional offices in Barcelona and Cancun, Mexico. The company has managed the construction of major projects in various sectors, including residential, commercial, healthcare, retail and leisure, infrastructure, and hotels and resorts. Gerens brings together extensive knowledge of the Spanish market and worldwide experience in the management and control of complex design and construction processes offering their clients project management and independent technical consultancy services. In 2007, Gerens had unaudited total revenues of approximately €21.0 million ($30.6 million). At December 31, 2007, Gerens had total backlog of approximately €27.3 million ($39.9 million.)

In connection with the acquisition, Gerens’ shareholders, including Hill International S.A., entered into an agreement whereby the minority shareholders have a right to compel Hill International S.A. to purchase any or all of their shares during the period from March 31, 2010 to March 31, 2020. Hill International S.A. also has the right to compel the minority shareholders to sell any or all of their shares during the period from March 31, 2011 to March 31, 2021. The purchase price for such shares shall be the greater of (a) €18.0 million increased by the General Price Index (capped at 3.5% per annum) or (b) ten times the company’s earnings before interest and income taxes, multiplied by a percentage which the shares to be purchased bear to the total number of shares outstanding at the time of the purchase. Such amount may be increased by increases in equity subsequent to the acquisition date, and can be paid in cash or shares of the Registrant’s common stock at the option of the sellers.

A copy of the press release announcing the acquisition is attached as Exhibit 99.1

Item 9.01	Financial Statements and Exhibits.

(a)	Financial statements of business acquired. Not required pursuant to Rule 3-05(b)(2)(i) of Regulation S-X.

(b)	Pro forma financial information. Not required

(c)	Shell company transactions. Not applicable

(d)	Exhibits.

Exhibit No.	Description
10.1	Sale and Purchase Agreement with respect to the issued shares of Gerens Management Group, S.A. between Tinsa Tasaciones Inmobiliarias, S.A., Mr. José Manuel Albaladejo González, Caja de Ahorros y Monte de Piedad de Ávila, Caja de Ahorros de Murcia, Caja de Ahorros de la Rioja, Monte de Piedad y Caja General de Ahorros de Badajoz, Caja de Ahorros y Monte de Piedad del Círculo Católico de Obreros de Burgos, Caja Castilla La Mancha Corporación, S.A., Caixa de Aforros de Vigo, Ourense e Pontevedra (Caixanova), Araba Gertu, S.A., Invernostra, S.L.U., Caixa d’Estalvis de Sabadell, Caja de Ahorros y Monte de Piedad de Zaragoza, Aragón y Rioja (Ibercaja), Caja de Ahorros y Monte de Piedad de Segovia, Ahorro Corporación, S.A., Monte de Piedad y Caja de Ahorros San Fernando de Huelva, Jerez y Sevilla (Cajasol), Caja Insular de Ahorros de Canarias, (the “Sellers”) and Hill International S.A., (the “Purchaser”) dated February 15, 2008.

10.2	Investment and Shareholders’ Agreement with respect to Gerens Management Group, S.A. between Tinsa Tasaciones Inmobiliarias, S.A., Mr. José Manuel Albaladejo González, Caja de Ahorros y Monte de Piedad de Ávila, Caja de Ahorros de Murcia, Caja de Ahorros de la Rioja, Monte de Piedad y Caja General de Ahorros de Badajoz, Caja de Ahorros y Monte de Piedad del Círculo Católico de Obreros de Burgos, Caja Castilla La Mancha Corporación, S.A., Araba Gertu, S.A., Invernostra, S.L.U., Caixa d’Estalvis de Sabadell, Caja de Ahorros y Monte de Piedad de Zaragoza, Aragón y Rioja (Ibercaja), Caja de Ahorros y Monte de Piedad de Segovia, Monte de Piedad y Caja de Ahorros San Fernando de Huelva, Jerez y Sevilla (Cajasol), Caja Insular de Ahorros de Canarias, (the “Minority Shareholders”) and Hill International S.A., (the “Investor”) and Hill International, Inc. (the “Guarantor”) dated February 15, 2008.

99.1	Press Release dated February 19, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HILL INTERNATIONAL, INC.

	By:	/s/ John Fanelli III
	Name:	John Fanelli III
Dated: February 21, 2008	Title:	Senior Vice President and
Chief Financial Officer